As filed with the Securities and Exchange Commission on September 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTANGO OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Texas	95-4079863
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

717 Texas Ave., Suite 2900

Houston, Texas 77002

(713) 236-7400

(Address of Principal Executive Offices, Zip Code)

Contango Oil & Gas Company Third Amended and Restated 2009 Incentive Compensation Plan

(Full title of the Plan)

Chad McLawhorn

Senior Vice President, General Counsel & Corporate Secretary

717 Texas Ave., Suite 2900

Houston, Texas 77002

(713) 236-7400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Krista P. Hanvey

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, TX 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, Par Value $0.04 per share	9,000,000	$1.48	$13,320,000	$1,728.94

(1)

In addition to the number of shares of common stock, par value $0.04 per share (the “Common Stock”) of Contango Oil & Gas Company (the “Registrant”) set forth in the above table, this Registration Statement on Form S-8 (this “Registration Statement”) covers an indeterminate number of options and other rights to acquire Common Stock, to be granted pursuant to the Contango Oil & Gas Company Third Amended and Restated 2009 Incentive Compensation Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this Registration Statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction pursuant to the terms of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of a share of Common Stock reported on NYSE American on September 11, 2020.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed by the Registrant pursuant to General Instruction E of Form S-8 under the Securities Act, to register an additional 9,000,000 shares of Common Stock for issuance pursuant to the Plan. The board of directors of the Registrant recommended for approval and, on June 8, 2020, the stockholders of the Registrant approved the amendment and restatement of the Plan, which increased the number of shares available for issuance under the Plan from 3,500,000 to 12,500,000.

In accordance with General Instruction E to Form S-8, and except as the same may be modified by the information set forth in this Registration Statement, the Registrant hereby incorporates by reference the original Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 29, 2010 (File No. 333-170236), as amended by the Post-Effective Amendment No. 1 to such Registration Statement filed with the Commission on June 14, 2019 (File No. 333-170236), and the additional Registration Statement on Form S-8 filed by the Registrant with the Commission on January  23, 2019 (File No. 333-229336), as amended by Post-Effective Amendment No. 1 to such Registration Statement, filed with the Commission on June 14, 2019 (File No. 333-229336).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Formation of Contango Oil & Gas Company (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 14, 2019).

4.2	Bylaws of Contango Oil & Gas Company (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 14, 2019).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Formation of Contango Oil & Gas Company (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 11, 2020).

4.4	Contango Oil & Gas Company Third Amended and Restated 2009 Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 19, 2020).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of William M. Cobb & Associates, Inc..

23.2*	Consent of W.D. Von Gonten & Co.

23.3*	Consent of Grant Thornton LLP.

23.4*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page herein).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 17, 2020.

Contango Oil & Gas Company

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wilkie S. Colyer and E. Joseph Grady, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wilkie S. Colyer, Jr.	Director and Chief Executive Officer (Principal Executive Officer)	September 17, 2020
Wilkie S. Colyer, Jr.

/s/ E. Joseph Grady	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	September 17, 2020
E. Joseph Grady

/s/ John C. Goff	Chairman of the Board	September 17, 2020
John C. Goff

/s/ B.A. Berilgen	Director	September 17, 2020
B.A. Berilgen

/s/ Lon McCain	Director	September 17, 2020
Lon McCain

/s/ Joseph J. Romano	Director	September 17, 2020
Joseph J. Romano